Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Tuesday, April 29, 2003	(215) 862-7900

KEY ENERGY ANNOUNCES FIRST QUARTER OPERATING RESULTS

MIDLAND, TX, April 29, 2003 – Key Energy Services, Inc. (NYSE: KEG) announced today its operating results for the quarter ended March 31, 2003.  The results include operating results from Q Services, which was acquired on July 19, 2002.

Operating results for the March 2003 quarter were in line with the updated guidance provided by the Company in its April 2, 2003 press release.  Revenue for the March 2003 quarter totaled approximately $215 million versus approximately $170 million for the March 2002 quarter.  Earnings per share for the March 2003 quarter was approximately ($0.01) versus approximately ($0.04) for the March 2002 quarter.

During the March 2003 quarter, industry conditions continued to improve mainly due to the continued strength in natural gas prices, which resulted in a significant increase in the U.S. land drilling rig count during the quarter. Rig hours for the March 2003 quarter totaled approximately 571,400, representing a 4.1 % increase over rig hours for the December 2002 quarter and 6.8% increase over rig hours for the March 2002 quarter.  During April 2003, activity levels have increased further, with weekly rig hours currently averaging approximately 47,600, excluding the holiday week, compared to 45,000 at the end of March 2003. Additionally, in late March 2003, the Company began initiating pricing increases in most of its operating areas. The Company expects that this round of price increases will phase in during the June 2003 quarter.

As previously noted in the Company’s April 2, 2003 press release, inclement weather in the form of heavy ice and snow storms significantly impacted activity levels for the last two weeks of February and early March 2003.  Anticipating that market conditions would continue to improve, the Company took advantage of weather-related downtime by accelerating its repair and maintenance spending and increasing its workforce.  In addition, the Company completed the consolidation of its pressure pumping division by closing two facilities and relocating those assets to higher margin locations.  Related severance and consolidation costs totaled approximately $1.1 million in the March 2003 quarter.

Francis D. John, Chairman and CEO, stated “We are pleased with the recent increase in activity levels.  Strong natural gas prices combined with increased well permits have resulted in higher demand for drilling, completion and workover activity.  During the March quarter and continuing into April, we have experienced improved demand in our fishing and rental tool business as well as our pressure pumping operations. We are confident that our recently announced price increases will have a positive impact on the June quarter and the balance of the calendar year. We also believe that the Company will show improvement in its operating results, both year-to-year and sequentially, for the rest of 2003 and into 2004.”

Mr. John continued, “Despite the operating inefficiencies that were caused by several weeks of bad weather, we continued to invest in the refurbishing and remanufacturing of rigs as well as in our trucking and ancillary equipment.  These investments will benefit both Key and our customers as we believe that they make Key the most efficient and safest provider of services in the industry.”

Mr. John concluded, “We are enthusiastic about the natural gas fundamentals and the prospects of increased activity.  We expect our customers’ activity to continue to increase through the balance of 2003 and into 2004 and we look forward to contributing to and participating in their success.  Finally, as we have stated before, we manage this Company based on a long-term plan of achieving: (i) a debt to capitalization ratio of 25%; (ii) a dividend and/or share repurchase program; and (iii) organic growth, primarily in our fishing and rental tool operations and in selected international markets.  Achieving these objectives, we believe, will lead to additional shareholder value.”

Key Energy Services, Inc. is the world’s largest rig-based, onshore well service company and owns approximately 1,489 well service rigs, 2,295 oilfield service vehicles, as well as 79 drilling rigs.  The Company provides diversified energy operations including well servicing, contract drilling and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina, Egypt and Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated.  The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

	Three Months Ended March 31,
(Thousands, except per share data)	2003	2002

REVENUES:
Well servicing	$197,600	$154,062
Contract drilling	16,153	14,334
Other	1,371	1,845
TOTAL REVENUES	215,124	170,241
COSTS AND EXPENSES:
Well servicing	146,110	113,032
Contract drilling	11,943	11,392
Depreciation, depletion and amortization	25,601	19,889
General and administrative	22,118	13,694
Interest	11,048	9,875
Other expenses	915	951
(Gain) loss on retirement of debt	(2)	8,468
TOTAL COSTS AND EXPENSES	217,733	177,301
Income (loss) before income taxes	(2,609)	(7,060)
Income tax (expense) benefit	835	2,434
NET INCOME (LOSS)	$(1,774)	$(4,626)

EARNINGS (LOSS) PER SHARE:
Net income (loss)
Basic	$(0.01)	$(0.04)
Diluted	$(0.01)	$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	128,399	108,551
Diluted	128,399	108,551

ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA (UNAUDITED)

	Three Months Ended March 31, 2003	Three Months Ended December 31, 2002

Rig Hours:
Daylight rigs	457,279	434,444
24-hour rigs	71,507	65,937
Drilling rigs	42,615	48,334

Trucking Hours:	691,108	674,770

Revenues (in thousands):
Well servicing operations – domestic	$177,725	$169,966
Contract drilling operations – domestic	14,593	16,137
International operations	9,608	8,723
Pressure pumping operations	11,827	9,311
Other operations	1,371	2,794
Total Revenues	$215,124	$206,931

Selected Balance Sheet Data (dollars in thousands):
Cash and cash equivalents	$3,562	$9,044
Total assets	$1,501,803	$1,502,002
Total capitalization
Total debt	$479,371	$472,404
Stockholders’ equity	$699,204	$696,368
Total Capitalization	$1,178,575	$1,168,772
Total debt / total capitalization	40.7%	40.4%
Capital expenditures	$19,218	$24,904